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EXHIBIT 99

                              WESTBANK CORPORATION
                                  P.O. BOX 149
                         WEST SPRINGFIELD, MA 01090-0149


FOR IMMEDIATE RELEASE
February 1, 1999

FOR MORE INFORMATION CONTACT:
John M. Lilly, Treasurer and Chief Financial Officer - (413) 747-1465


Donald R. Chase, President and Chief Executive Officer of Westbank Corporation (NASDAQ/WBKC), announced the completion of the acquisition of Cargill Bancorp, Inc. (Cargill) effective at the close of business Friday, January 29, 1999. Cargill served as the holding company for Cargill Bank, which will continue to operate its three (3) banking offices in Northeastern Connecticut and will retain its name and Connecticut charter as a separate subsidiary of Westbank Corporation. Westbank Corporation is the parent company of Park West Bank and Trust Company, a Massachusetts chartered commercial bank and trust company, which operates thirteen (13) banking offices in Massachusetts, throughout Hampden County.

Under the terms of the merger agreement, each share of Cargill will be exchanged for 1.3655 shares of Westbank Corporation. Total assets of the combined Corporation are in excess of $400 million. Westbank will issue a total of 400,164 shares. Westbank Corporation will account for the acquisition as a pooling-of-interests.

Chase said, "We look forward to the opportunity to work with the Cargill shareholders, staff and customers in expanding our market into Connecticut. The acquisition will allow Cargill to offer a wider range of products and services in the Northeast Connecticut market."